UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2017

Integrity Applications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-54785	98-0668934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

19 Ha’Yahalomim St., P.O. Box 12163, Ashdod, Israel	L3 7760049
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  972 (8) 675-7878

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry Into a Material Definitive Agreement.

Payment under Strand Strategy Consulting Agreement

On March 20, 2017, the Board of Directors (the “Board”) of Integrity Applications, Inc. (the “Company”) authorized the payment of $20,000, 25% of which shall be paid in cash and 75% of which shall be paid by the grant of 3,334 shares of Common Stock, par value $0.001 per share, of the Company, to Strand Strategy, a healthcare consulting firm (the “Strand Payment”). The founder and managing director of Strand Strategy, Angela Strand, is an independent member of the Board.  The Strand Payment was authorized as additional consideration for the consulting services provided by Strand Strategy to the Company for the month of March, 2017. The Company had originally agreed to such services, pursuant to the previously reported amended and restated consulting agreement between Strand Strategy and the Company, but the term of such agreement expired on February 28, 2017.

Leslie Seff Consulting Arrangement

On March 20, 2017, the Board authorized the payment of $20,000, 25% of which shall be paid in cash and 75% of which shall be paid by the grant of 3,334 shares of Common Stock, par value $0.001 per share, of the Company, to Leslie Seff, an independent member of the Board (the “Seff Payment”).  The Seff Payment was authorized as consideration for the consulting services provided by Mr. Seff to the Company for the month of March, 2017.

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Executive Officer and Director

On March 20, 2017, the Board unanimously voted to appoint John Graham as the Chief Executive Officer and Director of the Company and its wholly-owned subsidiary, A.D. Integrity Applications Ltd. (the “Subsidiary”), commencing on March 20, 2017.

On March 20, 2017, the Company entered into an employment agreement (the “Graham Employment Agreement”) with Mr. Graham to serve as Chief Executive Officer of the Company.  Pursuant to the terms of the Graham Employment Agreement, Mr. Graham will (1) receive a base salary of $500,000 per year; (2) be eligible to earn an annual performance bonus between 35-72% of his current base salary, subject to certain performance criteria and, provided that Mr. Graham continues to be an employee through and on March 15, 2018, Mr. Graham’s performance bonus for his first year is guaranteed up to $225,000; (3) be eligible to earn a one-time milestone bonus equal to $500,000 based upon satisfaction of the Company attaining cash on hand in the Company equal to or greater than $20,000,000 on or before December 31, 2018, provided that Mr. Graham continues to be an employee through and on the date of payment of such one-time bonus; and (4) receive certain equity awards (pursuant to the Company’s 2010 Incentive Compensation Plan, as amended) under the terms and conditions as set forth in the Graham Employment Agreement.  The Graham Employment Agreement is terminable by the Company on 90 days’ prior written notice to Mr. Graham, without Cause, or immediately by the Company for Cause (as defined in the Graham Employment Agreement).  The Graham Employment Agreement contains non-compete obligations applicable during the term of the agreement and for one year thereafter and confidentiality obligations that survive the termination of the agreement indefinitely.

Prior to joining the Company, Mr. Graham was the Chief Executive Officer of the Invida Group, a pan-Asian specialty pharmaceutical company based in Singapore, which was sold to the Menarini Group in 2011. Mr. Graham left Menarini in 2015 and joined Torreya Partners, a New York based M&A advisory firm, as a Senior Advisor. Mr. Graham has three decades of global executive and leadership experience including 18 years with Aventis and predecessor companies, where he held responsibilities in Germany, Latin America and the United States. While at Aventis, John contributed to the market strategy and development for the Aventis’ Diabetes franchise, which included the global launch of oral antidiabetic, Amaryl. He also participated in the development and launch of Lantus, a long-acting insulin analogue.  Mr. Graham is 56 years old.

Mr. Graham has no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Graham had, or will have, a direct or indirect material interest.

Transition from Chief Executive Officer and Chairman of the Board to Chairman Emeritus and Chief Technology Officer

On March 20, 2017, the Company and Avner Gal, the Company’s Chief Executive Officer, agreed that Avner Gal will transition from his position as Chief Executive Officer and Chairman of the Board of the Company to be the Chairman Emeritus, Director, Founder and Chief Technology Officer of the Company, subject to the finalization of a definitive employment agreement.

Departure of Director

On March 20, 2017, David Malka resigned from his position as a director of the Company. Mr. Malka will continue as the Vice President of Operations and as a director of the Subsidiary.  Mr. Malka was also authorized to act as an observer to all Board meetings, except as may be prohibited by the attorney-client privilege under applicable law. Mr. Malka resigned as part of the reorganization of management and his resignation is not a result of any disagreement with the Company regarding its operations, policies or practices.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 24, 2017

INTEGRITY APPLICATIONS, INC.

By:	/s/ John Graham
Name: John Graham
Title: Chief Executive Officer